                              EXHIBIT 2.1 TO FORM 8-K

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                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                       among:


                               PUMA TECHNOLOGY, INC.
                              a Delaware corporation;


                          ROCKET KITTY ACQUISITION CORP.,
                              a Delaware corporation;

                                        and


                             NETMIND TECHNOLOGIES, INC.
                              a California corporation



                            ___________________________

                            Dated as of December 8, 1999

                            ___________________________


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                                 AGREEMENT AND PLAN
                            OF MERGER AND REORGANIZATION

       THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of December 8, 1999, by and among PUMA TECHNOLOGY, INC., a Delaware corporation ("Parent"); ROCKET KITTY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and NETMIND TECHNOLOGIES, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                      RECITALS

       A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the California General Corporation Law and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

       B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will be eligible for pooling of interests accounting treatment.

       C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

       D. Contemporaneously with the execution and delivery of this Agreement, certain holders of voting capital stock of the Company are executing and delivering to Parent a voting agreement (a "Voting Agreement") of even date herewith substantially in the form of EXHIBIT B.

                                     AGREEMENT

       The parties to this Agreement agree as follows:

SECTION 1.    DESCRIPTION OF TRANSACTION

       1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

       1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and the Delaware General Corporation Law.

       1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of General Counsel Associates LLP, 1891 Landings Drive, Mountain View, CA 94043 at 10:00 a.m. on the second business day following the satisfaction of the conditions set forth in Sections 6.3 and
7.3 (provided that all other conditions set forth in Sections 6 and 7 have been satisfied or waived) or on such other date as is mutually agreed upon by the Company and Parent. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement or certificate of merger conforming to the requirements of the California General Corporation Law shall be filed with the Secretary of State of the State of California and a properly executed agreement or certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the latest of such filings is made (provided that all such filings are subsequently accepted in due course) (the "Effective Time").

       1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

              (a) Upon the Effective Time, the Board of Directors of Parent shall be Bradley A. Rowe, Stephen A. Nicol, Michael M. Clair, Tyrone F. Pike, M. Bruce Nakao, Gary Reischel and Matthew Freivald, each such director to serve until his respective successor is duly elected or appointed and qualified;

              (b) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

              (c) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent; and

              (d) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

       1.5    CONVERSION OF SHARES.

              (a) Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                     (i)    First:

                            (1)    each share of Series A Preferred outstanding
immediately prior to the Effective Time shall be converted into a fraction (the "Series A Preference Fraction") of a share of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock") (A) having a numerator equal to $1.00 (representing the liquidation preference of each share of Series A Preferred under the Company's Articles of Incorporation), and (B) having a denominator equal to the Parent Average Stock Price;

                            (2)    each share of Series B Preferred outstanding
immediately prior to the Effective Time shall be converted into a fraction (the "Series B Preference Fraction") of a share of Parent Common Stock (A) having a numerator equal to $1.74 (representing the liquidation preference of each share of Series B Preferred under the Company's Articles of Incorporation), and (B) having a denominator equal to the Parent Average Stock Price; and

                            (3)    each share of the common stock (no par value
per share) of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into a fraction (the "Common Preference Fraction") of a share of Parent Common Stock (A) having a numerator equal to $0.10 (representing the liquidation preference of each share of Company's Common Stock under the Company's Second Amended and Restated Articles of Incorporation), and (B) having a denominator equal to the Parent Average Stock Price.

                     (ii) Thereafter, each share of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall entitle the holder thereof, in addition to the amount set forth in Section 1.5(a)(i) hereof, to the Applicable Participating Fraction (as defined below) of a share of Parent Common Stock. The "Applicable Participating Fraction" shall be the fraction (A) having a numerator equal to 5,000,000 less the Aggregate Liquidation Preference and (B) having a denominator equal to the Fully Diluted Number of Company Capital Shares.

                     (iii) Each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                     (iv) All calculations under this Section 1.5(a) shall be rounded to the nearest one millionth (1/1,000,000th).

                     (v) Subject only to Section 1.5(c), in no case shall the number of shares of Parent Common Stock issued under this Section 1.5 (a) to the shareholders of the Company, when added to the shares of Parent Common Stock issuable to the holders of options and warrants to purchase Company Common Stock or Company Preferred Stock under Section 1.6, exceed 5,000,000 shares.

              (b) Notwithstanding anything to the contrary contained in this Agreement, a portion of the shares of Parent Common Stock issued in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

              (c) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

              (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

              (e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's stock certificate(s) representing shares of capital stock of the Company, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price. In no case shall any holder of capital stock of the Company be entitled to receive cash in an amount equal to or greater than the value of one share of Parent Common Stock.

              (f) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be paid to the applicable taxing authority for, and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

              (g) The shares of Parent Common Stock issued upon surrender for exchange of shares of capital stock of the Company in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

       1.6    STOCK OPTIONS AND WARRANTS.

              (a) At the Effective Time, each option to purchase shares of Company Common Stock that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the stock option agreement by which such Company Option is evidenced. At the Effective Time, all rights with respect to Company Common Stock under outstanding Company Options shall be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the sum of the Common Preference Fraction plus the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the sum of the Common Preference Fraction plus the Applicable

Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. It is the intention of the parties that the Company Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section 1.6. As soon as is reasonably practicable following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.
 Parent shall file with the SEC, within two weeks after the Closing, a registration statement on Form S-8 registering the exercise of any Company Options assumed by Parent pursuant to this Section 1.6.

              (b) At the Effective Time, each warrant to purchase shares of capital stock of the Company that is then outstanding (a "Company Warrant"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the instrument by which such Company Warrant is evidenced. All rights with respect to Company Common Stock or Company Preferred Stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant formerly exercisable for Company Common Stock shall be equal to the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the sum of the Common Preference Fraction plus the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant formerly exercisable for Series A Preferred shall be equal to the number of shares of Series A Preferred that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the sum of the Series A Preference Fraction plus the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iv) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant formerly exercisable for Company Common Stock shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the sum of the Common Preference Fraction plus Applicable Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent, (v) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant fomerly exercisable for Series A Preferred shall be determined by dividing the exercise price per share of Series A Preferred subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the sum of the Series A Preference Fraction plus Applicable Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (vi) all other restrictions on the exercise of each such assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

       1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8. None of Parent, Merger Sub or the Company shall be liable to any holder of shares of capital stock of the Company, or any holder of any warrant or option to acquire any such shares, for shares (or dividends or distributions with respect thereto) of Parent Common Stock to be issued in exchange for capital stock of the Company pursuant to this Agreement if, on or after the expiration of six months following the Effective Time, such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

       1.8    EXCHANGE OF CERTIFICATES; ESCROW SHARES.

              (a) At the Closing, Parent shall segregate from the Parent Stock issuable hereunder such number of shares of Parent Stock as is equal to 10% of the shares of Parent Stock to be issued to the Company shareholders at the Closing (excluding shares of Parent Stock issuable upon assumed Company Options and Company Warrants) represented by one stock certificate issued in the name of the Escrow Agent and cause such stock to be deposited with and U.S. Bank Trust National Association to act as escrow agent (the "Escrow Agent"), under the escrow agreement in the form attached hereto as EXHIBIT C. In no event shall the shares deposited with the Escrow Agent be greater than 10% of the shares of Parent Stock which are issued to the Company shareholders at the Closing.

              (b) At the Closing, each Company shareholder that does not perfect its dissenters' rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a "Merger Shareholder") shall surrender to Parent all certificates representing shares of Company Common Stock or Company Preferred Stock, as appropriate, for cancellation, together with an executed stock power duly endorsed in blank by such holder and such other documents as may be reasonably required by Parent. At or as soon as practicable after the Effective Time, Parent shall (i) deliver to each Merger Shareholder who has surrendered his or her certificates formerly representing shares of capital stock of the Company in compliance with the preceding sentence a certificate representing 90 percent of the number of whole shares of Parent Common Stock that such Merger Shareholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement in the

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form of EXHIBIT C hereto (the "Escrow Agreement"), on behalf of all Merger
Shareholders, a certificate representing 10 percent of the number of whole shares of Parent Common Stock that the Merger Shareholders in the aggregate have the right to receive pursuant to the provisions of Section 1.5 (the "Escrow Shares"). In determining the number of whole shares that represent 90 percent of the number of shares of Parent Common Stock to which each Merger Shareholder is entitled pursuant to Section 1.5, Parent shall round up to the nearest whole number of shares, and in determining the number of Escrow Shares to which such Merger Shareholder is entitled pursuant to
Section 1.5, Parent shall round down to the nearest whole number. If any shares of Parent Common Stock are to be issued in the name of a person other than the person in whose name the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Parent that such taxes have been paid or are not required to be paid. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

              (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled receive all such dividends and distributions and such cash payment).

       1.9 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.5(e)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the California General Corporation Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.5(e)), subject to the escrow requirements of Section 1.8(a). The Company shall give Parent (i) prompt notice of any written demands for payment with respect to any shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law, withdrawals of such demands, and any other instruments served pursuant to the California General Corporation Law


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and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under the California General Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenter's rights or offer to settle or settle any such demands.

       1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

       1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

       1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent that, except as set forth in the Disclosure Schedule, the following representations are true and correct.

       2.1    DUE ORGANIZATION; SUBSIDIARIES; ETC.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and (iii) to perform its obligations under all Company Contracts. The Company is qualified to business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified has not had and would not have a Material Adverse Effect on the Company.

              (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "NetMind Technologies, Inc."

              (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, and
(ii) the names and titles of the Company's officers.

              (d) Except as set forth in Part 2.1(d) of the Disclosure Schedule, the Company has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

       2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the Company's articles of incorporation and bylaws, including all amendments thereto; and (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the board of directors of the Company. There have been no meetings or other proceedings or actions of the shareholders of the Company or the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws or of any resolution adopted by the Company's Shareholders or the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

       2.3    CAPITALIZATION, ETC.

              (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock, of which 4,583,679 shares are issued and outstanding as of the date of this Agreement and (ii) 5,796,545 shares of Preferred Stock, 1,724,154 of which are designated as Series A Preferred, 1,644,354 of which are issued and outstanding as of the date of this Agreement, and 4,072,391 of which are designated Series B Preferred Stock, 4,072,391 of which are issued and outstanding as of the date of this Agreement. Part 2.3(a)(1) of the Disclosure Schedule sets forth the names of the Company's Shareholders and the number of shares of Company Common Stock and Company Preferred Stock owned of record by each of such Shareholders. The Company has reserved an additional 1,505,038 shares of Company Common Stock for issuance under its 1997 Stock Plan (the "Stock Plan") to employees, advisory board members, officers or directors of, or consultants to, the Company, of which options to acquire 1,076,675 shares of Common Stock have been granted as of the date of this Agreement. Part 2.3(a)(2) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option, the exercise and vesting schedule, the exercise price per share and the term of each such Company Option. Part 2.3(a)(2) of the Disclosure Schedule also identifies whether (i) the optionee is a consultant or employee of the Company, (ii) the Company Option was granted pursuant to the Company's Stock Plan and (iii) the Company Option is intended to be an incentive stock option pursuant to Section 422 of the Code. The Company has reserved an additional (i) 731,952 shares of Company Common Stock for issuance pursuant to outstanding warrants as of the date of this Agreement to purchase shares of Company Common Stock and (ii) 79,800 shares of Company Series A Preferred Stock for issuance pursuant to outstanding warrants as of the date of this Agreement to purchase shares of Company Series A Preferred Stock. Part 2.3(a)(3) of the Disclosure Schedule sets forth the names of the Company's warrant holders and the number of shares issuable upon exercise of outstanding warrants and the exercise price per share and the term of each such Company Warrant.

              (b) All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights applicable to any shares of capital stock of the Company. As of the date hereof, Parent is acquiring good and valid title to all of the outstanding shares of Company Common Stock and Company Preferred Stock, free and clear of any Encumbrances.

              (c) Except as identified in Section 2.3(a), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) agreement or understanding between or among any persons and/or entities, that affects or relates to the acquisition or disposition of, or voting or giving of written consents with respect to, any security of the Company.

              (d) Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.

       2.4    FINANCIAL STATEMENTS.

              (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                     (i) the audited balance sheets of the Company as of December 31, 1997 and 1998, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the report and opinion of PricewaterhouseCoopers LLP relating thereto; and

                     (ii) the unaudited balance sheet of the Company as of October 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the nine months then ended.

              (b) The Company Financial Statements are accurate and complete in all respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments) which will not, individually or in the aggregate, be material in magnitude.

       2.5    ABSENCE OF CHANGES.  Between October 31, 1999 and the date of this
Agreement:

              (a) there has not been any adverse change in the business, financial condition, operations, prospects or results of operations of the Company and no event has occurred that will, or could reasonably be expected to have a Material Adverse Effect on the Company;

              (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

              (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has the Company repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

              (d) there has been no amendment to the articles of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

              (e) the Company has not (i) lent money to any Person (other than pursuant to advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

              (f) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

              (g)    the Company has not commenced or settled any Legal
Proceeding;

              (h) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

              (i) the Company has not made any capital expenditure which, when added to all other capital expenditures made by the Company since October 31, 1999, exceeds $25,000 in the aggregate;

              (j) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which it is or was a party or under which it has or had any rights or obligations;

              (k) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person (other than immaterial rights or other immaterial assets acquired, leased or licensed by the Company from other Persons in the ordinary course of business and consistent with the Company's past practices), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than immaterial rights or other immaterial assets disposed of or leased or licensed by the Company to other Persons in the ordinary course of business and consistent with the Company's past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished by the Company in the ordinary course of business and consistent with the Company's past practices);

              (l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

              (m) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

              (n) the Company has not (i) established, adopted or amended any Employee Benefit Plan, or (ii) made any profit-sharing or similar payment to any of its directors, officers or employees;

              (o) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

              (p) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

       2.6    TITLE TO ASSETS.

              (a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Part 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

              (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company, except for (i) any equipment being leased to the Company under a standard operating lease requiring annual payments by the Company of less than $5,000, and (ii) any software being licensed to the Company under any third party software license generally available to the public at a total cost of less than $5,000.

       2.7    INTELLECTUAL PROPERTY.

              (a) Part 2.7(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.7(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.7(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by the Company (except for any Company Proprietary Asset that is licensed to the Company under any third party software license that (1) is generally available to the public at a one-time cost of less than $1,000, and (2) imposes no future monetary obligation on the Company) and identifies the license agreement or other agreement under which such Company Proprietary Asset is being licensed to or used by the Company. Except as set forth in Part 2.7(a)(4) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.7(a)(1) and 2.7(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.7(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.7(a)(5) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in
Part 2.7(a)(6) of the Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company
Proprietary Assets consisting of software licensed to the Company under third party licenses generally available to the public, with respect to which the Company's rights are not exclusive).

              (b) The Company has made best efforts to take such measures and precautions as are necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, the Company has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Company) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

              (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.7(c) of the Disclosure Schedule, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.7(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

              (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been conducted and in the manner in which such business is proposed to be conducted. Except as set forth in Part 2.7(d) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

              (e) Except as set forth in Part 2.7(e) of the Disclosure Schedule, all current and former employees of the Company, and all current and former consultants and independent contractors to the Company, have executed and delivered to the Company written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of Employee Invention Assignment and Confidentiality Agreement attached to Part 2.7(e) of the Disclosure Schedule.

              (f) Except as set forth in Part 2.7(f) of the Disclosure Schedule, the Company has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Company Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.

              (g) Each computer program and other item of software owned or used by the Company is Year 2000 Compliant or will be Year 2000 Compliant in sufficient time to avoid any disruption to any of the businesses of acquired by Parent pursuant to this Agreement. Each computer program and other item of software that has been designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person is Year 2000 Compliant.

       2.8 BANK ACCOUNTS. Part 2.8(a) of the Disclosure Schedule provides accurate and complete information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

       2.9    REAL PROPERTY; EQUIPMENT.

              (a) The Company does not own any real property or interests in real property other than leasehold interests in real property. Part 2.9 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and the Company has a valid leasehold interest in such real property.

              (b) Part 2.9 of the Disclosure Schedule provides accurate and complete information with respect to all material items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to the Company. The assets identified in Part 2.9 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

       2.10   CONTRACTS.

              (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following (and each other Contract that is material to the business of the Company) shall be deemed to constitute a "Material Contract":

                     (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

                     (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                     (iii) any Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

                     (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                     (v) any Contract relating to the acquisition, issuance or transfer of any securities;

                     (vi) any Contract creating or relating to the creation of any Encumbrance with respect to any asset owned or used by the Company;

                     (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

                     (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                     (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

                     (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body);

                     (xi) any Contract entered into outside the ordinary course of business or inconsistent with the Company's past practices;

                     (xii) any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

              (b) any Contract (not otherwise identified in clauses "(i)" through "(xii)" of this section) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate).

              (c) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part
2.10 of the Disclosure Schedule is valid and in full force and effect, and, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              (d)    Except as set forth in Part 2.10(d) of the Disclosure
Schedule:

                     (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

                     (ii) to the best of the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
(A) result in a violation or Breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or materially modify any Company Contract;

                     (iii) the Company has not received any notice or other communication regarding (i) any actual or possible violation or breach of, or default under, any Company Contract, or (ii) any actual or possible termination of any Company Contract; and

                     (iv) the Company has not waived any of its material rights under any Contract.

              (e) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

              (f) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

       2.11   LIABILITIES.

              (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified in the Unaudited Interim Balance Sheet and the notes thereto; (b) accounts payable and accrued salaries incurred by the Company since October 31, 1999 in the ordinary course of business consistent with the past practices of the Company; (c) liabilities identified in Part 2.11(a) of the Disclosure Schedule.

              (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown of (i) all accounts payable of the Company as of October 31, 1999, and (ii) all notes payable of the Company and all indebtedness of the Company for borrowed money as of the date of this Agreement, including the name of the debtholder, the date the debt was incurred, aggregate principal amount owed to each person, the interest accrued to date, the interest rate and the compounding period.

       2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has been at all times, in full compliance with all applicable Legal Requirements, including all applicable Environmental Laws. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has never received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

       2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company and the Company has delivered to Parent or Parent's counsel accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in
Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has never received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

       2.14   TAX MATTERS.

              (a) All Tax Returns required to be filed with any Governmental Body on or before the date hereof (i) have been filed in a timely manner, and
(ii) have been accurately and completely prepared in compliance with all applicable legal requirements. All Taxes with respect to the periods covered by the Tax Return (whether or not shown on the Tax Returns) due on or before the date hereof have been paid. The Company has delivered to Parent accurate and complete copies of all Tax Returns filed or required to be filed by the Company or a Subsidiary since the date of the Company's incorporation. The Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return.

              (b) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to or shown on any Tax Return or otherwise) or a Subsidiary has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company or a Subsidiary has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body on a timely basis. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

              (c) The Company's Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 1, 1999 through the date hereof.

              (d) No Tax Return has ever been examined or audited by any Governmental Body. Except as set forth in section 2.14(d) of the Disclosure Schedule, there has been no examination or audit of any Tax Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Tax Returns. Except as set forth in section 2.14(d) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Tax Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

              (e) Except as set forth in section 2.14(e) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax, and no claim has ever been made by a Governmental Body that the Company or a Subsidiary is or may be subject to taxation in any jurisdiction in which it has not filed a Tax Return. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. There are no liens for Taxes upon any of the assets of the Company or a Subsidiary, except liens for current Taxes not yet due and payable. Neither the Company nor any Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor any Subsidiary has been, and neither will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.

              (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or a Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
Section 162 of the Code. Neither the Company nor any Subsidiary is, and neither has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Neither the Company nor any Subsidiary is and neither has ever been a party to any cost sharing agreements or advance pricing agreement.

              (g) Except as set forth in section 2.14(g) of the Disclosure Schedule (i) no Governmental Body has asserted any claim or otherwise made any allegation that the Company or a Subsidiary has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) neither the Company nor any Subsidiary has engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Company or a Subsidiary to pay any sales tax, use tax or similar Tax.

              (h) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company or Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       2.15 REDEMPTIONS AND DISTRIBUTIONS Prior to the merger, no Shareholder of the Company had a portion of such Shareholder's shares redeemed by the Company or a Subsidiary, or received an extraordinary distribution with respect to such shares. No corporation related to the Company or a Subsidiary within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) has acquired any shares from a Shareholder of the Company.

       2.16   EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

              (a) Part 2.16(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, Employee Welfare Benefit Plan or Employee Pension Benefit Plan sponsored or maintained by the Company as of the date of this Agreement (the "Plans") for the benefit of any current employee of the Company ("Employee").

              (b) With respect to each Plan, the Company has delivered to Parent an accurate and complete copy of such Plan (including all amendments thereto), and the most recent summary plan description.

              (c) With respect to all Employee Pension Benefit Plans, the Company has delivered to Parent an accurate and complete copy of the annual report with respect to such Plans for each of 1998, 1997 and 1996 (as applicable), and the most recent Internal Revenue Service Determination Letter.

              (d) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the Code and ERISA.

              (e) Each of the Employee Welfare Benefit Plans have been operated and administered in all material respects in compliance with COBRA and HIPAA. Part 2.16(e) lists all existing COBRA covered participants under the Company's Employee Welfare Benefit Plans.

              (f) Part 2.16(f) of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, their dates of employment, social security numbers and their positions. The

Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees.

       2.17 ENVIRONMENTAL MATTERS. The Company is and has at all times been in compliance with all applicable Environmental Laws. To the best of the Knowledge of Company, each property that is owned by, leased to, controlled by or used by the Company, and all surface water, groundwater, soil and air associated with or adjacent to such property (a) is free of any Materials of Environmental Concern and any harmful chemical or physical conditions, and (b) is free of any environmental contamination of any nature. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Company is and has at all times been in compliance with the terms and requirements of all such Governmental Authorizations. The Company has not received any notice or other communication (whether from a Governmental Body, citizens' group, employee or otherwise) that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the Knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (whether from a Governmental Body, citizens' group, employee or otherwise) that alleges that such current or prior owner or the Company is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.13 of the Disclosure Schedule.

       2.18 INSURANCE. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of, or for the benefit of the Company, identifies any claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. The Company has delivered to Parent or counsel for Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. The Company has not received any notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy identified in Part 2.18 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any claim under any insurance policy identified in Part 2.18 of the Disclosure Schedule.

       2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the

Shareholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each individual who is, or who at any time been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

       2.20 LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) to which the Company is or is threatened to be made a party; or (ii) that challenges the Merger. To the best of the Knowledge of the Company, except as set forth in Part 2.20 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which the Company is subject. To the best of the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

       2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. The execution, delivery and performance of this Agreement have been duly authorized by the Company's Board of Directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

       2.22 NON-CONTRAVENTION; CONSENTS. Neither the execution, delivery or performance of this Agreement or any other agreements, documents or instruments referred to or contemplated by this Agreement or any of the transactions contemplated by this Agreement or any other agreements, documents or instruments referred to or contemplated herein, nor the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):

              (a)    contravene, conflict with or result in a violation of
(i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's Shareholders or the Company's board of directors;

              (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

              (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

              (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or

              (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement.

       2.23 VOTE REQUIRED. The affirmative vote of the holders of (i) 66-2/3% of the outstanding shares of Company Preferred Stock, voting separately as a class; and (ii) a majority of the outstanding shares of Company Common Stock, voting separately as a class (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger.

       2.24 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage or finder's fee from the Company or its Shareholders in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or its Shareholders.

       2.25 POOLING OF INTERESTS. The Company has provided PricewaterhouseCoopers LLP, its independent accountants, all of the information that has been requested by such firm in connection with such firm's analysis of the availability of pooling-of-interest accounting for the Merger and, having conferred with such firm, nothing has come to the Company's knowledge that has led it to believe that either the Company or any of its directors, officers, affiliates or shareholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

       2.26 CHANGE OF CONTROL PAYMENTS. Part 2.26 of the Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Merger.

       2.27 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company and shareholders of Parent in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Shareholders' Meeting") and in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock by virtue of the Merger (the "Parent Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's shareholders and Parent's stockholders, at the time of the Company Shareholders' Meeting or the Parent Stockholder' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set foth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

       2.28 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its shareholders, (ii) to propose this Agreement for approval and adoption by the Company's shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

       2.29 ACCOUNTING AND TAX MATTERS. Neither the Company nor, to the Company's Knowledge, any of its affiliates has through the date of this Agreement, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Neither the Company nor, to the Company's Knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of Code.

       2.30 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not (i) contain any Company representation, warranty or information in the Company Disclosure Schedule that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Company representations, warranties and information in the Company Disclosure Schedule contained herein (in light of the circumstances under which such Company representations, warranties and information in the Company Disclosure Schedule were made or provided) not false or misleading.


SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

              Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

       3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

       3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the agreement or certificate of merger pursuant to Delaware law and California law and the approval by Parent's stockholders of the issuance of shares of Parent Common Stock issuable under the terms of the Merger. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is required for Parent's stockholders to approve the issuance of shares of Parent Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

       3.3    NO CONFLICT; CONSENTS.

              (a) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby are not prohibited by, and will not: (i) violate or conflict with, any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, subject to obtaining the approval of Parent's stockholders of the issuance of shares of Parent Common Stock by virtue of the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.3(b) below; (ii) contravene, conflict with or result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Parent or Merger Sub is a party or by which any of its assets may be bound; (iii) contravene, conflict with or result in violation in any material respects any statute, rule, regulation, order, writ, injunction or decree or any other Government Authorization applicable to Parent or Merger Sub or any of its material assets, where the consequences of any and all such breaches, defaults and violations would, in the aggregate, have a material and adverse effect on the business, operations or financial condition of Parent and Merger Sub taken as a whole, (iv) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any order, writ, injunction, judgement or decree, or (v) result in the creation of any material (individually or in the aggregate) liens, charges or Encumbrances on any of the assets of Parent and Merger Sub.

              (b) No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except where the failure to obtain any such Consent has not had (and would not reasonably be expected to have) a Material Adverse Effect on Parent and except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the agreement or certificate of merger with each of the Secretary of State of the States of Delaware and California, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not have (and would not reasonably be expected to have), a Material Adverse Effect on Parent or Parent's ability to consummate the Merger.

       3.4    SEC FILINGS; FINANCIAL STATEMENTS.

              (a) Parent has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Company true and complete copies of each report, registration statements and definitive proxy statement required to be filed by Parent from January 1, 1998 until the date of this Agreement under the Exchange Act (collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

       3.5 ABSENCE OF A MATERIAL CHANGE. Between October 31, 1999 and the date of this Agreement:

              (a) there has not been any adverse change in the business, financial condition, operations, prospects or results of operations of Parent and no event has occurred that will, or could reasonably be expected to have a Material Adverse Effect on Parent;

              (b) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has Parent repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

              (c) there has been no amendment to the articles of incorporation or bylaws of Parent, and Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; and

              (d) Parent has not changed any of its methods of accounting or accounting practices in any material respect.

       3.6 VALID ISSUANCE. Subject to Section 1.5(d), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

       3.7    CAPITALIZATION, ETC.

              (a) As of December 1, 1999, the authorized capital stock of Parent consists of (i) 40,000,000 shares of Common Stock, $.001 par value per share, of which 15,523,342 shares are issued and outstanding and (ii) 2,000,000 shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding. As of December 1, 1999, Parent has reserved an additional (i) 5,639,217 shares of Parent Common Stock authorized for issuance under Parent's stock option and stock purchase plans, under which options to purchase 2,591,681 shares are issued and are outstanding; and (ii) 140,000 shares of Common Stock issuable upon exercise of outstanding warrants.

              (b) As of December 1, 1999, all of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of December 1, 1999, there are no preemptive rights applicable to any shares of capital stock of Parent.

              (c) Except as set forth in Section 3.2(a) or 3.2(b) or in the Parent SEC Documents, as of December 1, 1999, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent.

       3.8 MERGER SUB. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged and will not engage in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

       3.9 POOLING OF INTERESTS. Parent has provided to PricewaterhouseCoopers LLP, its independent accountants, all of the information that has been requested by such firm in connection with such firm's analysis of the availability of pooling-of-interest accounting for the Merger and, having conferred with such firm, nothing has come to Parent's knowledge that has led it to believe that neither Parent nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

       3.10 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Parent's stockholders and the Company's shareholders, at the time of the Parent Stockholders' Meeting or the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

       3.11 LEGAL PROCEEDINGS; ORDERS. There is no pending material Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any material Legal Proceeding: (i) to which Parent is or is threatened to be made a party; or (ii) that challenges the Merger. To the best of the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such material Legal Proceeding.

       3.12 BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Parent and its stockholders, and (ii) to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock by virtue of the Merger.

       3.13 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve the issuance of shares of Parent Common Stock by virtue of the Merger.

       3.14 ACCOUNTING AND TAX MATTERS. Neither Parent nor, to Parent's Knowledge, any of its affiliates has through the date of this Agreement, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Neither Parent nor, to Parent's Knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of
Section 368(a) of Code.

       3.15 FAIRNESS OPINION. Parent has received a written opinion from BancBoston Robertson Stephens Inc., to the effect that, the purchase price is fair to Parent from a financial point of view.

       3.16 FULL DISCLOSURE. This Agreement does not (i) contain any Parent representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Parent representations and warranties contained herein (in light of the circumstances under which such Parent representations and warranties were made or provided) not false or misleading.

SECTION 4.    CERTAIN COVENANTS

       4.1    ACCESS AND INVESTIGATION.

              (a) During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to
Section 8 hereof (the "Pre-Closing Period"), the Company shall: (a) provide Parent and Parent's Representatives with reasonable access to the Company's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

              (b) During the Pre-Closing Period, Parent shall: (a) provide the Company and the Company's Representatives with reasonable access to the Parent's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Parent; and (b) provide the Company and the Company's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

              (c) All information provided during the Pre-Closing Period by Parent or the Company to the other or the other's Representatives in connection with any investigation hereunder or pursuant to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby shall be subject to the provisions of the Mutual Non-Disclosure Agreement dated as of November 23, 1999 between Parent and the Company (the "Mutual Non-Disclosure Agreement"), which shall remain in full force and effect. No information obtained in any investigation shall effect or be deemed to modify any representation or warranty contained in this Agreement.

       4.2 OPERATION OF THE BUSINESS OF THE COMPANY. Without the prior written consent of Parent during the Pre-Closing Period, and except as otherwise contemplated or permitted by this Agreement:

              (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, shall pay its debts and Taxes when due (subject to good faith disputes, if any, over such debts and Taxes), and shall pay or perform its other obligations when due;

              (b) the Company shall use reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees and (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

              (c) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;

              (d) the Company shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than pursuant to Contracts in effect as of the date of this Agreement; except for Company Common Stock issued upon the exercise of options and warrants to purchase Company Common Stock outstanding on the date of this Agreement and upon the conversion of Company Preferred Stock, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security; provided, however, that Parent may not unreasonably withhold its consent with respect to options granted consistent with the Company's past practices to the new employees permitted by subsection
(h) (iii) below as long as the grant of such options is consistent with the rules governing a pooling of interests transaction; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

              (e) the Company shall not amend the articles of incorporation or bylaws of the Company, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

              (f) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

              (g) the Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, severance, cash incentive payment or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or accelerate the vesting of any Company Option or any Company Common Stock subject to vesting or (iii) hire any new employee, other than (x) 12 new employees, (y) new employees who accept offers that are currently outstanding that have been previously disclosed to Parent, in either case on at-will terms, and provided that prior to making any such offers the Company gives Parent three business days notice and (z) new employees hired to replace employees who leave the employ of the Company consistent with the Company's; past practices.; or, (iv) except with prior written consent of Parent which will not be unreasonably withheld, terminate any current employee;

              (h) the Company shall not change any of its methods of accounting or accounting practices;

              (i)    the Company shall not make any Tax election;

              (j) the Company shall not, except with prior written consent of Parent which will not be unreasonably withheld, commence or settle any Legal Proceeding;

              (k) except in the ordinary course of business (which specifically does not include any licenses for source code or exclusive licenses) the Company shall not enter into any license agreement with respect to or otherwise transfer any rights to any Company Proprietary Asset, or except in the ordinary course of business enter into any license with respect to any Proprietary Asset of any other person or entity;

              (l) except in the ordinary course of business (which specifically shall not include exclusive licenses), the Company shall not enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

              (m) the Company shall not amend or otherwise modify or violate the terms of any of the Contracts set forth or described in the Disclosure Schedule;

              (n) except with prior written consent of Parent which will not be unreasonably withheld, the Company shall not incur any indebtedness for borrowed money (other than indebtedness to trade creditors in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

              (o) the Company shall not grant any loans to others (other than advances of employee travel expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

              (p) the Company shall not revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

              (q) the Company shall not pay, discharge or satisfy, in an amount in excess of $75,000 (in any one case or in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise); provided, that for any amounts in excess of $25,000, the Company will provide Parent three days prior written notice of any such payments; and

              (r) the Company shall not agree or commit to take any of the actions described in clauses "(c)" through "(q)" above.

       4.3    OPERATION OF THE BUSINESS OF PARENT.:

              (a) Parent shall notify Matt Freivald, President of the Company, if it proposes to do any of the following, other than in the ordinary course of business: (i) grant options to purchase shares of Parent Common Stock; (ii) issue shares of Parent Common Stock other than those issued upon the exercise of options and stock purchase rights to purchase Parent Common Stock, and (iii) sell, issue or authorize the issuance of (x) any capital stock or other security, (y) any option or right to acquire any capital stock or other security or (z) any instrument convertible into or exchangeable for any capital stock or other security.

              (b) Merger Sub shall not engage in any business activities or operations, other than those specific actions set forth in this Agreement solely for the purpose of effecting the Merger.

       4.4    NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

              (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company; and
(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Notification in accordance with this Section 4.4(a) shall not affect the Company's liability for breach of any such representation, warranty or covenant under this Agreement.

              (b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Parent or Merger Sub (other than Section 3.7) in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. Notification in accordance with this Section 4.4(b) shall not affect Parent's liability for breach of any such representation, warranty or covenant under this Agreement.

       4.5 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not, and shall not permit its Representatives to: (a) solicit any proposal or offer from any Person (other than Parent) for or relating to a possible Acquisition Transaction; or (b) participate in any negotiations or enter into any agreement with, or provide any information to or cooperate with, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction or any other transaction which would significantly alter the equity ownership of the Company. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

       4.6 WORKING CAPITAL LOANS. During the Pre-Closing Period, Parent agrees to provide loans to the Company on a monthly basis in an aggregate principal amount of not more than $3,000,000 and such loans shall be made on commercially reasonable terms for working capital needs as demonstrated by the Company and consistent with the rules governing a pooling of interests transaction.

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

       5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

              (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare, and file with the SEC, the Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included. Each of the Company and Parent will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective shareholders or stockholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the

Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of uch occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company or stockholders of Parent, such amendment or supplement.

              (b) The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger. In addition, the Proxy Statement will include the recommendations of the Board of Directors of Parent in favor of the issuance of shares of Parent Common Stock by virtue of the Merger.

       5.2 MEETINGS OF SHAREHOLDERS. Promptly after the date hereof, the Company will take all action necessary in accordance with California General Corporation Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. The Company will consult with Parent and use its best efforts to hold the Company Shareholders' Meeting on the same day as the Parent Stockholders' Meeting. Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the issuance of shares of Parent Common Stock by virtue of the Merger. Parent will consult with the Company and will use its best efforts to hold the Parent Stockholders' Meeting on the same day as the Company Shareholders' Meeting. The Company will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Parent will use its best efforts to solicit from its stockholders proxies in favor of the issuance of shares of Parent Common Stock by virtue of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or the Delaware General Corporation Law to obtain such approvals.

       5.3 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.

       5.4 PUBLIC ANNOUNCEMENTS. Unless otherwise required by law, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent and (b) Parent and Merger Sub shall not (and Parent and Merger Sub shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding of the other transactions contemplated by this Agreement, without the Company's prior written consent, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq.

       5.5 REASONABLE EFFORTS. During the Pre-Closing Period, the Company, Parent and Merger Sub shall use reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement on a timely basis.

       5.6    EMPLOYEE AND RELATED MATTERS.

              (a) Parent and the Company shall use reasonable efforts to recruit each key employee of the Company to accept at-will employment with Parent. Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing shall upon the closing be eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and shall receive credit under Parent's benefit plans for time served as an employee of the Company.

              (b) Once every two weeks and at such other times as requested by the Company's request, the Company shall notify Parent of any exercises or cancellations of options or warrants after the date of this Agreement until the Closing.

       5.7 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by General Counsel Associates LLP) conforming to the requirements of
Section 1.897-2(h)(1)(I) of the United States Treasury Regulation, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

       5.8 INDEMNIFICATION OF DIRECTORS AND OFFICERS. For a period of six years from the Closing Date, Parent shall, and shall cause the Company to, fulfill and honor in all respects all rights to indemnification existing in favor of the directors and officers of the Company, as provided in and subject to the terms of the Company's Articles of Incorporation and Bylaws (as in effect as of the date of this Agreement) and any indemnification agreements between the Company and such directors and officers (as in effect as of the date of this Agreement) provided that (a) the indemnified party has met any applicable standard of conduct to qualify for such indemnification and (b) the basis of the claim against such indemnified party does not otherwise constitute a breach of any of the representations or warranties made by, or covenants to performed by, the Company under this Agreement. Section 5.8 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

       5.9 TAX MATTERS. Prior to the Closing, each of Parent, Merger Sub and the Company shall execute and deliver, to Brobeck, Phleger & Harrison LLP and General Counsel Associates LLP, tax representation letters in substantially the form of EXHIBIT D (which will be used in connection with the legal opinions contemplated by Sections 6.5(e) and 7.5(b)).

       5.10 RESERVATION OF AUTHORIZED COMMON STOCK. Parent shall also reserve a sufficient number of Common Stock for issuance upon exercise of assumed Company Options and Company Warrants.

       5.11 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

       5.12 FORM S-8 REGISTRATION STATEMENT. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time.

       5.13 PARENT AFFILIATE POOLING AGREEMENT. Set forth on SCHEDULE 5.13 is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act (each a "Parent Affiliate"). Parent will provide the Company with such information and documents as the Company reasonably requests for purposes of reviewing such list. Parent will use its best efforts to deliver or cause to be delivered to the Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate pooling agreement in substantially the form attached hereto as EXHIBIT E-1, each of which will be in full force and effect as of thirty days prior to the Closing.

       5.14   COMPANY AFFILIATE POOLING AGREEMENT.  Set forth on the SCHEDULE
5.14 is a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "Company Affiliate"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each the Company Affiliate an executed affiliate pooling agreement in substantially the form attached hereto as EXHIBIT E-2 (the "Company Affiliate Pooling Agreement"), each of which will be in full force and effect as thirty days prior to the Closing. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Pooling Agreement.

       5.15 BOARD OF DIRECTORS OF PARENT AFTER THE EFFECTIVE TIME. The Board of Directors of Parent will take all actions necessary to cause the Board of Directors of Parent, immediately after the Effective Time, to consist of the seven (7) persons named in Section 1.4(a) hereof, five (5) of whom were directors of Parent immediately prior to the Effective Time, and two (2) of whom were directors of the Company prior to the Effective Time (the "Company Designees").

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

              The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

       6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a Material Adverse Effect on the Company shall be disregarded). In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases (other than the representations in Section 2.7 regarding ownership, good title and non-infringement and Section 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

       6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and Parent shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Executive Officer and the Chief Financial Officer of the Company.

       6.3 SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by at least (i) 91% of the outstanding shares of Series A Preferred, Series B Preferred, and Company Common Stock all voting together as a single class, (ii) 66-2/3% of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class, and (iii) a majority of the outstanding shares of Company Common Stock, voting as a separate class. The issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of Parent.

       6.4 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

       6.5 AGREEMENTS AND DOCUMENTS. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

              (a)    a FIRPTA Statement, executed by the Company;

              (b) an Escrow Agreement in the form of EXHIBIT C hereto, executed by the Shareholders' Agent on behalf of the Shareholders and the Escrow Agent;

              (c) an agreement or certificate of merger executed by the Company to be filed with the Secretary of State of the State of California in accordance with Section 1.3 and an agreement or certificate of merger executed by the Company to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3;

              (d) written resignations of all directors of the Company, effective as of the Closing Date;

              (e) a legal opinion of General Counsel Associates LLP regarding the disclosure of tax consequences described in the Form S-4 (to be filed as an exhibit to the Form S-4) and a legal opinion of General Counsel Associates LLP dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, it being understood that (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.9 and (ii) if General Counsel Associates LLP is unable or unwilling to deliver the tax opinion referred to in this Section 6.4(f), this condition shall nonetheless be deemed to be satisfied if Brobeck, Phleger & Harrison LLP delivers such opinion;

              (f) a legal opinion of Brobeck, Phleger & Harrison LLP substantially in the form of EXHIBIT F hereto;

              (g) Employment, Non-Competition and Non-Solicitation Agreements in the form of EXHIBIT G hereto, executed by Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furgan Khan and Santosh Rau.

              (h) The prior written consent to this Agreement, the Merger and the transactions contemplated by this Agreement in a form reasonably acceptable to General Counsel Associates LLP of: (i) Silicon Valley Bank and (ii) the other required consents set forth on Part 2.22 of the Company Disclosure Schedules.

              (i) Each of Parent and the Company shall have received a letter from the respective accounting firms set forth below, dated as of the Closing, as follows:

                     (i) A letter from PricewaterhouseCoopers LLP, independent accountants for the Company, and addressed to the Company, reasonably satisfactory in form and substance to Parent, to the effect that, after reasonable investigation, PricewaterhouseCoopers LLP is not aware of any fact concerning the transactions contemplated by this Agreement or any of the shareholders or affiliates of the Company that could preclude Parent from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

                     (ii) A letter from PricewaterhouseCoopers LLP, independent accountants for Parent, and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that, after reasonable investigation, PricewaterhouseCoopers LLP concurs with Parent management's conclusion that as of the Closing Date, no conditions exist that would preclude Parent from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

       6.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

              The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

       7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a Material Adverse Effect on Parent shall be disregarded). In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Parent and Merger Sub.

       7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

       7.3 SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by at least (i) 66-2/3% of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class, and (ii) a majority of the outstanding shares of Company Common Stock, voting as a separate class. The issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of Parent.

       7.4 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

       7.5 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents.

              (a) an Escrow Agreement in the form of EXHIBIT C hereto, executed by Parent; and

              (b) a legal opinion of Brobeck, Phleger & Harrison LLP regarding the disclosure of tax consequences described in the Form S-4 (to be filed as an exhibit to the Form S-4) and a legal opinion of Brobeck, Phleger & Harrison LLP dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that, accordingly, no gain or loss will be recognized by the Shareholders in respect of the Merger, it being understood that (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section
5.9 and (ii) if Brobeck, Phleger & Harrison LLP is unable or unwilling to deliver the tax opinion referred to in this Section 7.5(b), this condition shall nonetheless be deemed to be satisfied if General Counsel Associates LLP delivers such opinion.

       7.6 LISTING. The shares of Parent common stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

       7.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8.    TERMINATION

       8.1    TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

              (a) by Parent if any representation or warranty of the Company contained in Section 2 was incorrect when made such that the condition set forth in Section 6.1 would not be satisfied, or if: (i) any of the Company's covenants contained in this Agreement shall have been breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by Parent to the Company; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 6.2 would not be satisfied;

              (b) by the Company if any representation or warranty of Parent or Merger Sub contained in Section 3 was incorrect when made such that the condition set forth in Section 7.1 would not be satisfied, or if: (i) any of Parent's or Merger Sub's covenants contained in this Agreement shall have been breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by the Company to Parent; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 7.2 would not be satisfied;

              (c) by Parent if the Closing has not taken place on or before May 31, 2000 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

              (d) by the Company if the Closing has not taken place on or before May 31, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

              (e)    by the mutual written consent of Parent and the Company.

       8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

       8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 5.4, 10 and this Section 8.2 and in the Mutual Non-Disclosure Agreement and (c) any loans made pursuant to Section
4.6 hereof shall become due and payable 30 days after the date of such termination.

SECTION 9.    INDEMNIFICATION, ETC.

       9.1 SURVIVAL OF REPRESENTATIONS, ETC. The representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Closing and shall expire upon the earlier of (i) one year from the date of the Closing or (ii) the issuance by Parent's regularly employed independent public accountants of audited financial statements and accompanying audit report covering thirty days of combined operations of Parent and the Company ending after the Closing Date (the "Termination Date"). Upon the expiration of the representations and warranties of the Company, Parent and Merger Sub, all liability of the parties with respect to any breach of such representation or warranties shall thereupon be extinguished except to the extent a claim for breach shall have been made prior to such expiration. The pre-closing covenants of Company, Parent and Merger Sub contained in this Agreement shall terminate as of the Closing.

       9.2    INDEMNIFICATION.

              (a) INDEMNIFICATION BY COMPANY SHAREHOLDERS. From and after the Closing Date (but subject to Section 9.1), the shareholders of the Company who shall have received Parent Common Stock pursuant to Section 1.5 (the "Shareholder Indemnitors"), severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with:
(i) any inaccuracy in or Breach of any representation or warranty made by the Company in this Agreement or in any other agreement, document or instrument referred to or contemplated by this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any inaccuracy in or other Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule; or (iii) any breach of any covenant or obligation of the Company ; or (iv) any Legal Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)", or "(iii)" of this sentence.

              (b) DAMAGES TO SURVIVING CORPORATION. If the Surviving Corporation suffers or otherwise becomes subject to any Damages, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have suffered Damages.

              (c) DEDUCTIBLE. The Shareholder Indemnitors shall not be required to make any indemnification, compensation or reimbursement payment pursuant to Section 9.2(a) until such time as the total amount of all Damages incurred by Parent exceeds $100,000. If the total amount of such Damages exceeds $100,000, then Parent shall be entitled to be indemnified against only for the portion of such Damages exceeding $100,000.

       9.3 EXCLUSIVE REMEDY. Absent fraud, from and after the Closing, recourse of the Indemnitees to the Escrow Amount in the Escrow Fund shall be the sole and exclusive remedy of Parent and such Indemnitees for Damages relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

       9.4 NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any actual or alleged inaccuracy in or other Breach of any representation, warranty, covenant or obligation set forth in this Agreement.

       9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against any other Indemnitee or against any other Person) with respect to which any of the Shareholders may become obligated to indemnify, hold harmless, pay, compensate or reimburse any Indemnitee pursuant to this Section 9, (i) Parent, as soon as practicable after it receives written notice of any such claim or Legal Proceeding, shall notify the Shareholders' Agent of such claim or Legal Proceeding (it being understood that the failure to notify the Shareholders' Agent shall not in any way limit the rights of the Indemnitees under this Agreement unless such failure materially prejudices the defenses available to the Shareholders' Agent), and (ii) Parent shall have the right, at its election, to designate the Shareholders' Agent to assume the defense of such claim or Legal Proceeding at the sole expense of the Shareholders.
If Parent so elects to designate the Shareholders' Agent to assume the defense of any such claim or Legal Proceeding:

              (a) the Shareholders' Agent shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel satisfactory to Parent;

              (b) Parent shall make available to the Shareholders' Agent any non-privileged documents and non-privileged materials in the possession of Parent that may be necessary to the defense of such claim or Legal Proceeding;

              (c) the Shareholders' Agent shall keep Parent informed of all material developments and events relating to such claim or Legal Proceeding;

              (d) Parent shall have the right to participate in the defense of such claim or Legal Proceeding;

              (e) the Shareholders' Agent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of Parent; and

              (f) Parent may at any time (notwithstanding the prior designation of the Shareholders' Agent to assume the defense of such claim or Legal Proceeding) assume the defense of such claim or Legal Proceeding if (i) the Shareholders' Agent shall fail to comply with any of its obligations under this Section 9.5 (including its obligation to defend any claim or Legal Proceeding in a diligent manner), or (ii) Parent, after consultation with its counsel, determines that the control of the defense by the Shareholders' Agent would give rise to a conflict of interest or would otherwise be inappropriate in such claim or Legal Proceeding.

If Parent does not elect to designate the Shareholders' Agent to assume the defense of any such claim or Legal Proceeding (or if, after initially designating the Shareholders' Agent to assume such defense, Parent elects to assume such defense), Parent may proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding on its own:

                     (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by Parent) shall be borne and paid exclusively by the Shareholders;

                     (ii) the Shareholders shall make available to Parent any documents and materials in the possession or control of any of the Shareholders that may be necessary to the defense of such claim or Legal Proceeding;

                     (iii) Parent shall keep the Shareholders' Agent informed of all material developments and events relating to such claim or Legal Proceeding; and

                     (iv) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent; PROVIDED, HOWEVER, that the Shareholders' Agent shall not unreasonably withhold such consent.

       9.6 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.   MISCELLANEOUS PROVISIONS

       10.1 SHAREHOLDERS' AGENT. By virtue of their approval of the Merger, the Shareholders irrevocably appoint Kurt Keilhacker as their agent in connection with the transactions contemplated by Section 9 of this Agreement and the Escrow Agreement (the "Shareholders' Agent"), and Kurt Keilhacker hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal with the Shareholders' Agent on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely on any document executed or purported to be executed on behalf of the Shareholder Indemnitors by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of the Shareholder Indemnitors by the Shareholders' Agent, as fully binding upon such Shareholder Indemnitor. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholder Indemnitors, then the Shareholder Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of this Section 10.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholder Indemnitors.

       10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

       10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

       10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

       10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

              IF TO PARENT OR MERGER SUB:

                     Puma Technology, Inc.
                     2550 North First Street, #500
                     San Jose, California  95131
                     Attention:  Karen Ammer
                     Telephone No.: (408) 321-7650
                     Facsimile: (408) 321-3886

                     WITH A COPY TO:

                     General Counsel Associates LLP
                     1891 Landings Drive
                     Mountain View, CA 94043
                     Attention:  Paul C. Graffagnino and Susan J. Skaer
                     Telephone:  (650) 428-3900
                     Facsimile:  (650) 428-3901


              IF TO THE COMPANY:

                     NetMind Technologies, Inc.
                     1885 Winchester Boulevard
                     Campbell, CA  95008
                     Attention: Matthew Freivald, President
                     Telephone No. (408) 871-3450
                     Facsimile No. (408) 871-3449

              With a copy to:

                     Brobeck, Phleger & Harrison LLP
                     Two Embarcadero Place
                     2200 Geng Road
                     Palo Alto, CA  94303
                     Attention: Rod Howard and John Montgomery
                     Telephone No. 650-424-0160
                     Facsimile No. 650-424-2777

              IF TO THE SHAREHOLDERS' AGENT OR ANY OF THE SHAREHOLDER
       INDEMNITORS:

                     Kurt Keilhacker
                     Techfarm
                     200 W. Evelyn Avenue, Suite 100
                     Mountain View, CA  94041
                     Telephone No 650-934-0900
                     Facsimile No. 650-934-0910

       10.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

       10.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

       10.8 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of Santa Clara, State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.5.

       10.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. No party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other parties.

       10.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).
The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

       10.11 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

       10.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

       10.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

       10.14 PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

       10.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Mutual Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

       10.16  CONSTRUCTION.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

       The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                   PUMA TECHNOLOGY, INC.
                                     a Delaware corporation

                                   By:
                                      ---------------------------


                                   ROCKET KITTY ACQUISITION CORP.
                                     a Delaware corporation

                                   By:
                                      ---------------------------


                                   NETMIND TECHNOLOGIES, INC.
                                     a California corporation

                                   By:
                                      ---------------------------

     The following Person hereby executes this Agreement on this 8th day of December 1999 for the purpose of being bound by the provisions of Section 10.1 hereof.


                                        ___________________________
                                        Kurt Keilhacker

                                     EXHIBIT A

                                CERTAIN DEFINITIONS

       For purposes of the Agreement (including this Exhibit A):

       ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving: (a) the sale, license, disposition or acquisition of all or substantially all of the business or assets of the Company (taken as a whole);
(b) the issuance, disposition or acquisition of capital stock or other equity securities of the Company constituting more than 50% of the outstanding voting securities of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

       AGGREGATE LIQUIDATION PREFERENCE. "Aggregate Liquidation Preference" means the aggregate number of shares of Parent Common Stock issuable pursuant to Sections 1.5(a)(i)(1), 1.5(a)(i)(2) and 1.5(a)(i)(3) of the Agreement, assuming for the purpose of this definition only that all shares of Company Preferred Stock and Company Common Stock issuable upon exercise of options and warrants immediately prior to the Effective Time were outstanding immediately prior to the Effective Time, regardless of whether such options or warrants are in fact exercisable in full as of the Effective Time.

       AGREEMENT. "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

       BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been
(i) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or
(ii) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

       COBRA. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

       CODE.  "Code" means the Internal Revenue Code of 1986, as amended.

       COMPANY CONTRACT. "Company Contract" means a Contract (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

       COMPANY PREFERRED STOCK. "Company Preferred Stock" means Series A Preferred Stock of the Company, no par value (the "Series A Preferred"), and Series B Preferred Stock of the Company, no par value (the "Series B Preferred").

       COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" means any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

       CONSENT. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

       CONTRACT. "Contract" means any written or oral or other agreement or legally binding commitment of any nature.

       DAMAGES. "Damages" means any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

       DISCLOSURE SCHEDULE. "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

       EMPLOYEE PENSION BENEFIT PLAN.   "Employee Pension Benefit Plan" has the
meaning set forth in ERISA Section 3(2).


       EMPLOYEE WELFARE BENEFIT PLAN. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

       ENCUMBRANCE. "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

       ENTITY. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

       ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

       ERISA.   "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

       EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       FULLY DILUTED NUMBER OF COMPANY CAPITAL SHARES. "Fully Diluted Number of Company Capital Shares" means the sum of (i) the aggregate number of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time, PLUS (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock issuable upon the exercise of any option or warrant to purchase Company

Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time, regardless of whether such option or warrant is in fact exercisable in full as of the Effective Time.

       GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

       GOVERNMENTAL BODY. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

       HIPAA. "HIPAA " means the Health Insurance Portability and Accountability Act of 1996.

       INDEMNITEES.  "Indemnitees" shall mean the following Persons:
(a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Shareholders shall not be deemed to be "Indemnitees."

       KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or employee of the Company has Knowledge of such fact or other matter. Parent shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or employee of Parent has Knowledge of such fact or other matter.

       LEGAL PROCEEDING. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

       LEGAL REQUIREMENT. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, ordinance, code, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

       LIABILITY. "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

       MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company or the Surviving Corporation if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations, assets, liabilities or financial performance of the Company or the Surviving Corporation resulting in an aggregate amount equal to or greater than $1,500,000; PROVIDED, HOWEVER, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates; and (y) any effects, changes, events, circumstances or conditions to the extent resulting from the announcement or pendency of any of the transactions contemplated by this Agreement. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations, assets, liabilities or financial performance of Parent; PROVIDED, HOWEVER, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates; and (y) any effects, changes, events, circumstances or conditions to the extent resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, including any actions taken at the request of any federal or state governmental agency in connection with any of the transactions contemplated by this Agreement and (z) changes and fluctuations in the trading price of Parent Common Stock.

       MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

       PARENT AVERAGE STOCK PRICE. "Parent Average Stock Price" means the average of the closing prices of a share of Parent Common Stock as reported on the Nasdaq National Market for the thirty day period ending on the three days prior to the Closing.

       PERMITTED ENCUMBRANCES. "Permitted Encumbrances" mean any liens for taxes not yet due and payable and any liens for other imperfections of title and encumbrances which are not material in character, amount or extent.

       PERSON.  "Person"  means any individual, Entity or Governmental Body.

       PROPRIETARY ASSET. "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

       REPRESENTATIVES. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

       SEC.  "SEC" means the United States Securities and Exchange Commission.

       SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

       SHAREHOLDER. "Shareholder" means any Person who owns of record any Company Common Stock or Company Preferred Stock immediately prior to the Closing.

       SUBSIDIARY. "Subsidiary" shall mean any corporation with respect to which the Company (or a Subsidiary thereof) owns stock representing a majority of the total voting power or value of all the corporation's stock.

       TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

       TAX RETURN. "Tax Return" shall mean, with respect to the Company or any Subsidiary, any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

       YEAR 2000 COMPLIANT. "Year 2000 Compliant" means, with respect to a computer program or other item of software (i) the functions, calculations, and other computing processes of the program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

                                     EXHIBIT B

                              FORM OF VOTING AGREEMENT

                        ATTACHED AS EXHIBIT 99.1 TO FORM 8-K

                                     EXHIBIT C

                              FORM OF ESCROW AGREEMENT

                                                          EXHIBIT C TO AGREEMENT
                                           AND PLAN OF MERGER AND REORGANIZATION

                               ESCROW AGREEMENT

       THIS ESCROW AGREEMENT (the "Escrow Agreement") is entered into as of _________, 1999, by and among Puma Technology, Inc., a Delaware corporation ("Parent"), Kurt Keilhacker (the "NetMind Shareholders' Agent") on behalf of himself as the NetMind Shareholders' Agent and the shareholders identified on Attachment A (the "NetMind Shareholders"), and U.S. Bank Trust National Association (the "Escrow Agent").

                                   RECITALS

       A. Parent, Rocket Kitty Acquisition Corp., a Delaware corporation ("Merger Sub"), and NetMind Technologies, Inc., a California corporation ("NetMind"), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into NetMind and the NetMind Shareholders are receiving shares of common stock of Parent.

       B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of the NetMind Shareholders under the Reorganization Agreement.

                                  AGREEMENT

       The parties, intending to be legally bound, agree as follows:

       1. DEFINED TERMS. Capitalized terms used in this Escrow Agreement and not otherwise defined shall have the meanings given to them in the Reorganization Agreement.

       2.     ESCROW AND INDEMNIFICATION.

              (a)    SHARES AND STOCK POWERS PLACED IN ESCROW. At the Closing:
(i) Parent shall issue an aggregate of ____________ [10% OF THE SHARES TO BE ISSUED AT THE CLOSING TO THE NETMIND SHAREHOLDERS - NOT INCLUDING ASSUMED NETMIND OPTIONS OR WARRANTS] shares of Parent Stock, evidenced by one stock certificate of Parent issued in the name of the Escrow Agent, evidencing the shares of Parent Stock to be held in escrow in accordance with this Agreement. The shares of Parent Stock being held in escrow pursuant to this Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the NetMind Shareholders under the Reorganization Agreement. The Escrow Fund shall be held as a trust fund and shall not be treated as the property of Parent nor subject to any lien, attachment, trustee process or any other judicial process of any creditor of any NetMind Shareholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

              (b) VOTING OF ESCROW SHARES. The Escrow Agent shall agree to vote the Escrow Shares as directed by the NetMind Shareholders.


                                      1.

              (c) DIVIDENDS, ETC. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall be held by the Escrow Agent in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

              (d) TRANSFERABILITY. No transfer of any of interests in the Escrow Shares by operation of law or otherwise shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such transfer.

              (e) FRACTIONAL SHARES. No fractional shares of Parent Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow, Parent and the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as Parent or the Escrow Agent reasonably determines to be appropriate in order to avoid retaining any fractional share in the Escrow and in order to avoid releasing any fractional share from the Escrow.

       3.     NETMIND SHAREHOLDER AGENT.

              (a) POWER OF ATTORNEY. Effective as of the Closing, Kurt Keilhacker is hereby appointed as agent and attorney-in-fact (the "NetMind Shareholder Agent") for each NetMind Shareholder, for and on behalf of NetMind Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the NetMind Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the NetMind Shareholders prior to the Closing, and after the Closing by the former NetMind Shareholders as of the Closing from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the NetMind Shareholder Agent may not be removed unless holders in interest of two-thirds of the Escrow Fund agree to such removal. Any vacancy in the position of NetMind Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the NetMind Shareholder Agent, and the NetMind Shareholder Agent shall not receive compensation for his or her services. Notices or communications to or from the NetMind Shareholder Agent shall constitute notice to or from each of the NetMind Shareholders.

              (b) INDEMNIFICATION OF THE NETMIND SHAREHOLDER AGENT. The NetMind Shareholder Agent shall not be liable for any act done or omitted hereunder as NetMind Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The NetMind Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the NetMind Shareholder Agent and hold the NetMind Shareholder Agent harmless against any loss, liability or expense incurred in good faith on the part of the NetMind Shareholder Agent and arising out of or in connection with the acceptance or administration of the NetMind Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the NetMind Shareholder Agent.


                                      2.

              (c) ACTIONS OF THE NETMIND SHAREHOLDER AGENT. A decision, act, consent or instruction of the NetMind Shareholder Agent shall constitute a decision of all the NetMind Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such NetMind Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the NetMind Shareholder Agent as being the decision, act, consent or instruction of each and every such NetMind Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the NetMind Shareholder Agent.

       4. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

              (a) If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 10 of the Reorganization Agreement, once the aggregate of such Damages exceeds $100,000, such Indemnitee may, on or prior to the Termination Date, deliver a claim notice (a "Claim Notice") signed by any Authorized Officer (as defined below) of Parent (an "Officer's Certificate") to the NetMind Shareholders' Agent and to the Escrow Agent. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant or other provision contained in the Reorganization Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under the Reorganization Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount"). For purposes hereof, the term Authorized Officer shall refer to each of Parent's Chief Executive Officer, President and Chief Financial Officer.

              (b) Within 30 business days after delivery of a Claim Notice, the NetMind Shareholders' Agent may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which the NetMind Shareholders' Agent: (i) agrees that Escrow Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee; (ii) agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee; or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Indemnitee. Any part of the Claimed Amount that is not to be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not delivered by the NetMind Shareholders' Agent to the Indemnitee and the Escrow Agent within such 30 business-day period, the NetMind Shareholders' Agent shall be deemed to have agreed that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account.

              (c) If the NetMind Shareholders' Agent in the Response Notice agrees that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if a Response Notice is not delivered in accordance with Section 3(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if a Response Notice is not duly delivered, promptly following the


                                      3.

expiration of the 30 business-day period referred to in Section 3(b)), deliver to such Indemnitee such Escrow Shares.

              (d) If the NetMind Shareholders' Agent in the Response Notice agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to such Indemnitee Escrow Shares having a Stipulated Value equal to the Agreed Amount.

              (e) If any Response Notice indicates that there is a Contested Amount, the NetMind Shareholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the NetMind Shareholders' Agent shall resolve such dispute, a settlement agreement shall be signed by the Indemnitee and the NetMind Shareholders' Agent and sent to the Escrow Agent, who shall upon receipt thereof, release Escrow Shares from the Escrow Account in accordance with such agreement.

              (f) If the NetMind Shareholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 business days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in the County of Santa Clara in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three arbitrators; one selected by Parent, one selected by the NetMind Shareholders' Agent and the third selected by the first two arbitrators. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within 95 calendar days after the appointment of the last of the three arbitrators. The arbitrators' decision shall relate solely to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover and to which party is the prevailing party in the arbitration. The final decision of the arbitrators shall be furnished to the NetMind Shareholders' Agent, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the NetMind Shareholders' Agent, the NetMind Shareholders, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party (as determined by the arbitrator) in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses) ), provided, however, that if the non-prevailing party is the NetMind Shareholders such expenses may only be recovered from the Escrow Fund.

              (g) The Escrow Agent shall release Escrow Shares from the Escrow Account in connection with any Contested Amount within five (5) business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and the NetMind Shareholders' Agent setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount; or (ii) a copy of the award of the arbitrators referred to and as provided in Section 3(f) setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.


                                      4.

       5. RELEASE OF ESCROW FUND. If any Escrow Shares are to be released to any Indemnitee pursuant to this Escrow Agreement, the Escrow Agent shall be entitled to use a Stock Power held in the Escrow, and to take such other actions as the Escrow Agent determines to be necessary or advisable, to release and transfer Escrow Shares to such Indemnitee. Within five business days after the Termination Date, the Escrow Agent shall distribute to the NetMind Shareholders all of the Escrow Shares then held in escrow pro rata in proportion to the number of Escrow Shares set forth on Attachment A; PROVIDED, HOWEVER, that notwithstanding the foregoing, if, prior to the Termination Date, any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Shares having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved. To the extent that upon such release any of the Escrow Shares being distributed remain subject to the terms of Restriction Stock Purchase Agreements to which any of the NetMind Shareholders are a party ("RSPAs"), then the Escrow Agent shall be directed by Parent to distribute such Escrow Shares to the Corporate Secretary of Parent (or any other or successor escrow agent under such RSPAs as designated by Parent) to be held under the terms of such RSPAs.

       6.     VALUATION OF ESCROW SHARES, ETC.

              (a) STIPULATED VALUE. For purposes of this Escrow Agreement, the "Stipulated Value" of each Escrow Share means the closing sale price of a share of Parent Stock as reported on the Nasdaq National Market on the Closing Date of the transactions contemplated by the Reorganization Agreement.

              (b) STOCK SPLITS. All numbers contained in, and all calculations required to be made pursuant to, this Escrow Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof.

       7.     FEES AND EXPENSES.   The fees of the Escrow Agent, including
(i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as ATTACHMENT B and (ii) all fees and costs associated with the Escrow Agent's administration of Indemnification Claims, shall be paid by Parent. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services.

       8.     LIMITATION OF ESCROW AGENT'S LIABILITY.

              (a) The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or


                                      5.

negligence. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

              (b) Parent hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Escrow Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Parent.

              (c) If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions that are not resolved pursuant to Section 4 hereof, Escrow Agent will not be required to determine the controversy or to take any action regarding it. Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent's discretion, Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Escrow Agent will not be liable for interest or damage. Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

       9. TERMINATION. Parent's right to make claims for indemnification under this Escrow Agreement shall terminate upon the earlier of: (i) one year from the date of the Closing or (ii) the date on which financial results covering at least 30 days of the combined operations of NetMind and Parent after the Closing have been published, within the meaning of Accounting Series Release No. 130, as amended, by Parent in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the Securities and Exchange Commission, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by Parent that includes the combined results of operations of Parent and NetMind (the "Termination Date").

       10.    SUCCESSOR ESCROW AGENT; AUTOMATIC SUCCESSION.

              (a) In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Escrow Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Escrow Agreement. Such resignation shall take effect not less than 30 calendar days after it is given to all parties hereto. Parent may appoint a successor Escrow Agent only with the consent of the NetMind Shareholders' Agent (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Parent as to the transfer of the Escrow Fund to a successor escrow agent.


                                      6.

              (b) Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor of Escrow Agent without the execution or filing of any paper of any further act on the part of any of the parties hereof, anything herein to the contrary notwithstanding.

       11.    MISCELLANEOUS.

              (a) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

              if to the NetMind Shareholders' Agent:

                     Kurt Keilhacker
                     Techfarm
                     200 W. Evelyn Avenue, Suite 100
                     Mountain View, CA  94041
                     Telephone No 650-934-0900
                     Facsimile No. 650-934-0910

                     WITH A COPY TO:

                     Brobeck, Phleger & Harrison LLP
                     Two Embarcadero Place
                     2200 Geng Road
                     Palo Alto, CA  94303
                     Attention: Rod Howard and John Montgomery
                     Telephone No. 650-424-0160
                     Facsimile No. 650-424-2777

                     if to Parent:

                     Puma Technology, Inc.
                     2550 North First Street, #500
                     San Jose, California  95131
                     Attention:  Karen Ammer
                     Telephone No.: (408) 321-7650
                     Facsimile: (408) 321-3886

                     WITH A COPY TO:

                     General Counsel Associates LLP
                     1891 Landings Drive
                     Mountain View, CA 94043
                     Attention:  Susan J. Skaer, Esq.


                                      7.

                     Telephone:  (650) 428-3900
                     Facsimile:  (650) 428-3901

              if to the Escrow Agent:

                     U.S. Bank Trust National Association
                     One California Street, 4th Floor
                     San Francisco, CA  94111
                     Attention:  Ann Gatsby
                     Fax:   (415) 273-4590
                     Tel:   (415) 273-4532

              (b) COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

              (c) GOVERNING LAW; VENUE. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California without giving effect to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Escrow Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the County of Santa Clara, California) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and
(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Escrow Agreement or the subject matter of this Escrow Agreement may not be enforced in or by such court. Nothing contained in this
Section 10(c) shall be deemed to limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

              (d) SUCCESSORS AND ASSIGNS. This Escrow Agreement shall be binding upon: the NetMind Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and Parent and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: the NetMind Shareholders; Parent; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the NetMind Shareholders or the NetMind Shareholders' Agent shall be permitted to assign any of his rights or delegate any of his obligations under this Escrow Agreement without Parent's prior written consent.


                                      8.

              (e) WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

              (f) AMENDMENTS. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the NetMind Shareholders' Agent and the Escrow Agent.

              (g) SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

              (h) ENTIRE AGREEMENT. This Escrow Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

              (i) CONSTRUCTION. For purposes of this Escrow Agreement, whenever the context requires: the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement. As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Escrow Agreement to "Sections" and "Attachments" are intended to refer to Sections of this Escrow Agreement and Attachments to this Escrow Agreement.

                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                       9.

       IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                   PUMA TECHNOLOGY, INC.


                                   By: _______________________________
                                   Title: ____________________________


                                   NETMIND SHAREHOLDERS' AGENT


                                         _____________________________
                                   Name: _____________________________


                                   ESCROW AGENT

                                   U.S. BANK TRUST NATIONAL
                                   ASSOCIATION

                                       _______________________________
                                   By: _______________________________
                                   Title: ____________________________


                                      10.

                               SIGNATURE PAGE TO THE
                   ESCROW AGREEMENT AMONG PUMA TECHNOLOGY, INC.,
                  THE NETMIND SHAREHOLDER AGENT, THE ESCROW AGENT
                           AND THE NETMIND SHAREHOLDERS





NETMIND SHAREHOLDER:          _____________________________________________
                              Signature


                              By:__________________________________________


                              Title:_______________________________________


                              Print or Type Name: _________________________


                              Address:_____________________________________
                                      _____________________________________

                                 ATTACHMENT A
                       LIST OF NETMIND SHAREHOLDERS

Name of NetMind Shareholder                  No. of Escrow Shares
---------------------------                  --------------------

                                  ATTACHMENT B


                                   U.S. BANK

                              CORPORATE TRUST SERVICES

         SCHEDULE OF FEES FOR PUMA TECHNOLOGY/NETMIND TECHNOLOGIES PROJECT

ACCEPTANCE FEE
 010 THE ACCEPTANCE FEE INCLUDES THE REVIEW OF ALL          $5,000.00
     documents, initial set-up of the account, and other
     reasonably required services up to and including the
     closing.  This is a one-time fee, payable at
     inception.



ADMINISTRATION/AGENT FEES
     Annual account administration fee covers the normal duties of the escrow agent associated with the management of the account. Administration fees are payable in advance and will not be prorated.

 470 Depository Escrow Agent                                $1,000.00


TRANSACTION FEES
 880 DISBURSEMENT/DRAW
     Charge per item disbursed.  Includes the wire or
     check fee.                                             $   20.00

 100 TRADES-OPEN MARKET/DIRECTED
     Charge per trade to buy or sell permitted
     investments. This excludes U.S. Bank investment
     transactions.                                          $  100.00

 101 RECEIPTS
     Charge per item received.                              $   20.00


INDIRECT OUT OF POCKET

     Charge for miscellaneous expenses such as fax, messenger service, overnight mail, stationery, and postage (excluding large mailings).

 166 This charge is applied against your total
     Administration/Agent Fees,  and will not be prorated.          3%


 EXTRAORDINARY SERVICES

     Charge for duties or responsibilities of an unusual nature not provided for in the indenture or otherwise set forth in this schedule. A reasonable charge will be made based on the nature of the service and the responsibility involved. These charges will be billed as a flat fee or our hourly rate then in effect, at our option.

Final account acceptance is subject to review of documents. Fees are based on our understanding of the transaction and are subject to revision if the structure is changed. In the event this transaction does not close, any related out-of-pocket expenses will be billed to you at cost. Fees for any services not specifically covered will be based on appraisal of services rendered.

With general reference to all of our charges, it should be understood that they are subject to adjustment from time to time, upon written notification.

The fees in this schedule are the terms under which you agree to do business. Closing the transaction constitutes agreement to this fee schedule, as does payment of the invoice received after subsequent fee adjustment notification.

Absent your instructions to sweep or otherwise invest balances, no interest, earnings, or other compensation for uninvested balances will be paid to you.


DATED: DECEMBER 9, 1999                                           CONFIDENTIAL

                                   EXHIBIT D

                       FORM OF TAX REPRESENTATION LETTER

                               PUMA TECHNOLOGY, INC.
                                        AND
                           ROCKET KITTY ACQUISITION CORP.


                                              ,
                                ----------- --  ----

Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA  94111-3143

General Counsel Associates LLP
1891 Landings Drive
Mountain View, CA 94043

Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303


       RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION (THE "AGREEMENT") DATED AS OF DECEMBER __, 1999, AMONG PUMA TECHNOLOGY, INC., A DELAWARE CORPORATION ("PARENT"), ROCKET KITTY ACQUISITION CORP., A DELAWARE CORPORATION ("MERGER SUB"), AND NETMIND TECHNOLOGIES, INC., A CALIFORNIA CORPORATION ("TARGET")


Ladies and Gentlemen:

              This letter is supplied to you in connection with your rendering of opinions pursuant to the Agreement regarding certain federal income tax consequences of the above-captioned merger (the "MERGER"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

A.     REPRESENTATIONS

              After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are now true and will continue to be true through the Effective Time of the Merger:

              1. Pursuant to the Merger, Merger Sub will merge with and into Target, and immediately after the Merger, Target will own "SUBSTANTIALLY ALL" of the assets of Target and "SUBSTANTIALLY ALL" of the assets of Merger Sub. For this purpose, "SUBSTANTIALLY ALL" means at

           PUMA TECHNOLOGIES, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP                          ____________,______
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP                                          Page 2


least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each of Target and Merger Sub immediately prior to the Merger. For the purpose of determining the percentage of Target's and Merger Sub's net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Target or Merger Sub, as the case may be, immediately prior to the Merger but not by Target subsequent to the
Merger: (i) assets disposed of by Target or Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Target or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Target regarding the Merger (the "PRE-MERGER PERIOD")), (ii) assets used by Target or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Target or Merger Sub to make payments to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock and (iv) assets used by Target or Merger Sub to make distribution, redemption or other payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

              2. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

              3. Prior to, and at the Effective Time of, the Merger, Parent will be in "CONTROL" of Merger Sub. As used herein, "CONTROL" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

              4. Merger Sub has been formed solely to consummate the Merger and, prior to, and at, the Effective Time, Merger Sub has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Parent);

              5. In the Merger, all shares of Target stock will be exchanged solely for voting stock of Parent, except to the extent of cash paid to dissenting Target shareholders and cash paid in lieu of fractional shares in accordance with the terms of the Agreement, and the shares of Target stock that are exchanged solely for Parent voting stock will represent Control of Target;

           PUMA TECHNOLOGIES, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP                      _____________, _______
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP                                         Page 3


              6. Parent has no plan or intention to cause Target to issue additional shares of stock after the Merger or any plan or intention to take any other action that would result in Parent losing Control of Target;

           PUMA TECHNOLOGIES, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP                      _____________, _______
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP                                         Page 4


              7. Except for transfers described in both Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "CODE"), and Treasury Regulation Section 1.368-2(k), Parent has no current plan or intention to
(i) liquidate Target; (ii) except for the Merger, merge Target with or into another corporation other than into Parent; (iii) sell, distribute or otherwise dispose of Target stock; or (iv) sell or otherwise dispose of (if Target is merged into Parent), or cause Target to sell or otherwise dispose of, any of Target's assets (or any assets acquired from Merger Sub) except for dispositions made in the ordinary course of business or payment of expenses incurred by Target pursuant to the Merger (including payments made to dissenting Target shareholders and payments, if any, with respect to fractional shares);

              8. In the Merger, Merger Sub will have no liabilities assumed by Target and will not transfer to Target any assets subject to liabilities;

              9. Parent intends that, following the Merger, Parent will cause Target (or Parent, if Target is merged into Parent) to continue the historic business of Target;

              10. Neither Parent nor any current or former subsidiary of Parent owns, or has owned during the past five (5) years, directly or indirectly, any shares of Target stock, or the right to acquire or vote any such shares (except such rights as are granted in the Agreement);

              11. Neither Parent nor Merger Sub is, and will not be at the Effective Time, an "INVESTMENT COMPANY" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

              12. Neither Parent nor Merger Sub is, and will not be at the Effective Time, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

              13. Neither Parent (or any agent of Parent) nor any "RELATED PERSON" with respect to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations (a) has purchased or intends to purchase any Target stock in connection with or in contemplation of the Merger, or (b) has purchased or intends to purchase or otherwise acquire ownership of (including by a derivative transaction such as an equity swap which would have the economic effect of a transfer of ownership) any Parent stock issued in the Merger;

              14. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Target shareholders in lieu of fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Target shareholders in exchange for their shares of Target stock. The fractional share interests of each

           PUMA TECHNOLOGIES, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP                      _____________, _______
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP                                         Page 5


Target shareholder will be aggregated and no Target shareholder will receive cash in an amount greater than the value of one full share of Parent stock;

              15. At the Effective Time of the Merger, the fair market value of the Parent stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor, and the aggregate consideration received by Target shareholders in exchange for their Target stock will be approximately equal to the fair market value of all of the outstanding shares of Target stock immediately prior to the Merger;

              16. No shares of Merger Sub have been or will be used as consideration or issued to shareholders of Target pursuant to the Merger;

              17. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger or related transactions;

              18. There is no intercorporate indebtedness existing between Parent and Target or between Merger Sub and Target;

              19. In connection with the Merger or related transactions, Parent will assume no liabilities of any Target shareholder or any liability relating to Target stock;

              20. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm's-length negotiations between managements of Parent and Target and will be carried out strictly in accordance with the Agreement;

              21. None of the payments received by any shareholder-employees of Target that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any shareholder-employees of Target in exchange for shares of Target stock are actually separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

              22. With respect to each instance, if any, in which shares of Target stock have been purchased by a shareholder of Parent (a "SHAREHOLDER") during the Pre-Merger Period (a "STOCK PURCHASE"): (i) the Stock Purchase was not made by such Shareholder as a representative, or for the benefit, of Parent;
(ii) the purchase price paid by such Shareholder pursuant to the Stock Purchase was not and will not be advanced, and was not and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such Shareholder or any other party required or obligated to surrender to Parent the Target stock acquired in the Stock

           PUMA TECHNOLOGIES, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP                      _____________, _______
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP                                         Page 6


Purchase, and neither such Shareholder nor any other party will be required to surrender to Parent the Parent stock for which such shares of Target stock will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger;

              23. Each of the representations made by Parent and Merger Sub in the Agreement and any other documents associated therewith is true and accurate;

              24. Current management of Parent will not take, and intend to cause management of Target not to take, any positions on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a "REORGANIZATION" within the meaning of Section 368(a) of the Code or with the representations made herein; and

              25. The undersigned officer of each of Parent and Merger Sub is authorized to make all of the certifications and representations on behalf of Parent and Merger Sub, respectively, set forth herein.

B.     RELIANCE BY YOU IN RENDERING OPINIONS;
       LIMITATIONS ON YOUR OPINIONS

              1. The undersigned recognize that (i) your opinions will be based, without further inquiry, on the representations set forth herein and on the statements contained in the Agreement and the documents related thereto and
(ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

           PUMA TECHNOLOGIES, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP                      _____________, _______
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP                                         Page 7


              2. The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                   Very truly yours,

                                   Puma Technology, Inc., a Delaware corporation


                                   By
                                       ---------------------------------------

                                   Title
                                          ------------------------------------



                                   Rocket Kitty Acquisition Corp., a Delaware corporation


                                   By
                                       ---------------------------------------
                                   Title
                                          ------------------------------------

                          NETMIND TECHNOLOGIES, INC.


                             ___________ __, ____


Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA  94111-3143

General Counsel Associates LLP
1891 Landings Drive
Mountain View, CA 94043

Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303


       RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION (THE "AGREEMENT") DATED AS OF DECEMBER ___, 1999, AMONG PUMA TECHNOLOGY, INC., A DELAWARE CORPORATION ("PARENT"), ROCKET KITTY ACQUISITION CORP., A DELAWARE CORPORATION ("MERGER SUB"), AND NETMIND TECHNOLOGIES, INC., A CALIFORNIA CORPORATION ("TARGET")


Ladies and Gentlemen:

       This letter is supplied to you in connection with your rendering of opinions pursuant to the Agreement regarding certain federal income tax consequences of the above-captioned merger (the "MERGER"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.


A.     REPRESENTATIONS

              After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true through the Effective Time of the Merger:


              1. Pursuant to the Merger, Merger Sub will merge with and into Target, and immediately after the Merger, Target will own "SUBSTANTIALLY ALL" of the assets of Target and "SUBSTANTIALLY ALL" of the assets of Merger Sub. For this purpose, "SUBSTANTIALLY ALL" means at

                          NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP                             ___________ __, ____
Brobeck, Phleger & Harrison LLP                                          Page 2

least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each of Target and Merger Sub immediately prior to the Merger. For the purpose of determining the percentage of net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Target or Merger Sub, as the case may be, immediately prior to the Merger but not by Target subsequent to the Merger: (i) assets disposed of by Target or Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by Target or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "PRE-MERGER PERIOD")), (ii) assets used by Target or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Target or Merger Sub to make payments to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock, and (iv) assets used by Target or Merger Sub to make distribution, redemption or other payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

              2. Target has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period other than (i) in the ordinary course of business and (ii) payments for expenses incurred in connection with the Merger;

              3. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

              4. At the time of the Merger, except as specified or disclosed in the Agreement or in a schedule or exhibit to the Agreement, Target will not have any stock or any other equity interests outstanding and will not have any warrants, options, convertible securities or any other type of right outstanding pursuant to which any person could acquire any shares of Target stock or any other equity interest in Target;

              5. In the Merger, shares of Target stock representing "CONTROL" of Target will be exchanged solely for voting stock of Parent. For purposes of this paragraph, shares of Target stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to dissenting Target shareholders and cash paid to Target shareholders in lieu of fractional shares of Parent stock) will be treated as Target stock outstanding on the date of the Merger but not exchanged for voting stock of Parent. As used herein, "CONTROL" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to

                          NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP                             ___________ __, ____
Brobeck, Phleger & Harrison LLP                                          Page 3

restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

              6. At the time of the Merger, there will exist no rights to acquire Target stock or to vote (or restrict or otherwise control the vote of) Target stock which, if exercised, could affect Parent's acquisition and retention of Control of Target;

              7. The liabilities of Target have been incurred by Target in the ordinary course of its business;

              8. Target does not, and will not at the Effective Time, have any liability (i) to any Target shareholder incurred in exchange for cash or other assets transferred to Target, or (ii) to Parent or Merger Sub;

              9. No Target shareholder has guaranteed any Target indebtedness that is currently outstanding or will be outstanding at the Effective Time of the Merger;

              10. The fair market value of Target's assets will, at the Effective Time, exceed the aggregate liabilities of Target plus the amount of liabilities, if any, to which such assets are subject;

              11. Other than shares of Target stock or options to acquire Target stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of Target in the ordinary course of business, no issuances of Target stock or rights to acquire Target stock have occurred or will occur during the Pre-Merger Period other than pursuant to options, warrants or agreements outstanding prior to the Pre-Merger Period or as otherwise specifically identified in the Agreement;

              12. Cash or other property paid to employees of Target during the Pre-Merger Period has been or will be paid in the ordinary course of business or pursuant to agreements entered into prior to the Pre-Merger Period;

              13. Target is not, and will not be at the Effective Time, an "INVESTMENT COMPANY" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "CODE");

              14. Target is not, and will not be at the Effective Time, under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code;

              15. Target (i) has not redeemed and will not redeem any of its stock prior to and in connection with the Merger, and (ii) has not made and will not make any extraordinary distributions (within the meaning of Section 1.368-1T(e)(1) of the Treasury Regulations) with respect to its stock prior to and in connection with the Merger. For the purposes of this repre-

                          NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP                             ___________ __, ____
Brobeck, Phleger & Harrison LLP                                          Page 4

sentation, extraordinary distributions will not include periodic dividends that are consistent with Target's historic dividend practices;

              16. No person related to Target (within the meaning of Section 1.368-1T(e)(2) of the Treasury Regulations) has acquired or will acquire any stock of Target prior to and in connection with the Merger;

              17. Except with respect to payments of cash to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock, one hundred percent (100%) of the Target stock outstanding immediately prior to the Merger will be exchanged solely for Parent voting stock. Thus, except as set forth in the preceding sentence, Target intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Target stock other than Parent voting stock;

              18. At the Effective Time, the fair market value of the Parent stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor, and the aggregate consideration received by Target shareholders in exchange for their Target stock will be approximately equal to the fair market value of all of the outstanding shares of Target stock immediately prior to the Merger;

              19. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger;

              20. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm's-length negotiations between managements of Parent and Target and will be carried out strictly in accordance with the Agreement;

              21. None of the payments received by any shareholder-employees of Target that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any shareholder-employees of Target in exchange for shares of Target stock are actually separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

              22. No direct or indirect subsidiary of Target owns any shares of Target stock;

              23. Target will continue its historic business through the Effective Time of the Merger and current management of Target intends for Target to continue its historic business following the Merger;

                          NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP                             ___________ __, ____
Brobeck, Phleger & Harrison LLP                                          Page 5

              24. There is no intercorporate indebtedness existing between Parent and Target or between Merger Sub and Target;

              25. The payment of cash in lieu of fractional shares of Parent stock in connection with the consummation of the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Target shareholders instead of issuing fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to Target shareholders in exchange for their stock. The fractional share interests of each shareholder will be aggregated and no Target shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock;

              26. Each of the representations made by Target in the Agreement and any other documents associated therewith is true and accurate;

              27. Current management of the Company will not take any position on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a "REORGANIZATION" within the meaning of Section 368(a) of the Code or with the representations made herein; and

              28. The undersigned officer is authorized to make all of the certifications and representations on behalf of Target set forth herein.

B.     RELIANCE BY YOU IN RENDERING OPINIONS;
       LIMITATIONS ON YOUR OPINIONS

              1. The undersigned recognizes that (i) your opinions will be based, without further inquiry, on the representations set forth herein and on the statements contained in the Agreement and documents related thereto and
(ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

              2. Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target pursuant to Parent's exercise of control over Target after the Merger.

              3. The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                          NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP                             ___________ __, ____
Brobeck, Phleger & Harrison LLP                                          Page 6

                                        NetMind Technologies, Inc., a California corporation




                                        By
                                            --------------------------------
                                        Its
                                            --------------------------------

                                    EXHIBIT E-1

                          PARENT AFFILIATE POOLING AGREEMENT

                         ATTACHED AS EXHIBIT 99.2 TO FORM 8-K

                                    EXHIBIT E-2

                         COMPANY AFFILIATE POOLING AGREEMENT

                        ATTACHED AS EXHIBIT 99.3 TO FORM 8-K

                                     EXHIBIT F

           FORM OF OPINION OF BROBECK, PHLEGER & HARRISON LLP (CORPORATE)

                                          EXHIBIT F TO AGREEMENT AND PLAN OF
                                                   MERGER AND REORGANIZATION




                  LEGAL OPINION OF BROBECK, PHELGER & HARRISON LLP


  All capitalized terms used but not defined herein shall have the meanings given to them in the Reorganization Agreement

                 Subject to customary qualifications and exceptions

       1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all necessary corporate power and authority: (a) to conduct its business as such business is currently being conducted; and (b) to own and use its assets in the manner in which such assets are currently owned and used.

       2. The Company has the right, power and authority to enter into and to perform its obligations under the Reorganization Agreement and the agreement of merger referenced in Section 1.3 of the Reorganization Agreement (the "Agreement of Merger"); and the execution, delivery and performance by the Company of the Reorganization Agreement and the Agreement of Merger have been duly authorized by all necessary action on the part of the Company and its shareholders and board of directors. The Reorganization Agreement and the Agreement of Merger constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

       3. The authorized capital stock of the Company consists of _________ shares of authorized Common Stock, and _________ shares of authorized Preferred Stock, of which _________ shares are designated Series A Preferred Stock and ________ shares are designated Series B Preferred Stock. As of the date hereof, _______ shares of Common Stock are issued and outstanding, _______ shares of Series A Preferred Stock are issued and outstanding and _________shares of Series B Preferred Stock are issued and outstanding. The Company has no other capital stock authorized, issued or outstanding. The Company has reserved ________ shares of Common Stock for issuance to employees and consultants pursuant to the 1997 Stock Plan, of
which   ________ shares are subject to outstanding, unexercised options.  The
Company has outstanding warrants to purchase _______ shares of Common Stock and _________ shares of Series A Preferred Stock.

       4. Neither the execution and delivery of the Reorganization Agreement or the Agreement of Merger by the Company, nor the consummation or performance by the Company of the Merger (with or without notice or lapse of time) does (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company, or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of the Company; (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or to exercise any remedy or obtain any relief under, any statute or regulation or any order, writ, injunction or decree of which


                                      1.

we are aware to which the Company, or any of the assets owned by the Company, is subject; or (c) contravene, conflict with or result in a violation or Breach of, or result in a default or require a Consent under, any provision of any Material Contract listed in Part 2.10(a) of the Disclosure Schedule.

       5. Other than the filing of the Agreement of Merger, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with the execution and delivery of the Reorganization Agreement or the Agreement of Merger or the consummation of the Merger.

       6. To our knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves the Company or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To our knowledge, there is no order, writ, injunction or decree to which the Company is subject.


                                      2.

                                     EXHIBIT G

         FORM OF EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

                                                          EXHIBIT G TO AGREEMENT
                                           AND PLAN OF MERGER AND REORGANIZATION

                            EMPLOYMENT, NON-COMPETITION
                           AND NON-SOLICITATION AGREEMENT


                                  __________, 1999

[Employee Name]
[Street Address]
[City, State & Zip Code]

Dear _____________________:

       We are pleased to offer you the position of __________________ reporting to _______________________. This letter, if accepted, sets forth the terms of your employment with [Puma Technology, Inc. or NetMind Technologies, Inc., to be determined by Puma prior to Closing] (hereafter "Employer") after the Closing (as defined below). This offer is contingent on the occurrence of the closing (the "Closing") of the merger of a wholly owned subsidiary of Puma Technology, Inc., with NetMind Technologies, Inc., and, if you accept this offer, it would take effect as of the date of that Closing. The terms of your employment would be as follows:

COMPENSATION AND BENEFITS

       For all obligations and services to be rendered by you hereunder, Employer shall pay to you, in accordance with Employer's regular payroll practices, direct salary compensation at the rate of ______ per month (payable in bi-weekly installments). All payments shall be subject to all applicable taxes required to be withheld by Employer pursuant to federal, state or local law. Employer shall also provide you with the fringe benefits, perquisites and other benefits of employment provided to salaried executives of Employer, serving in a capacity similar to you, from time to time during the term of your employment.

TERM OF EMPLOYMENT

       Your employment with Employer will be on an "at-will" basis. This means that either you or Employer could terminate your employment at any time for any reason or for no reason, with or without cause.

       However, if Employer terminates your employment without Cause (as defined below) or if you resign your employment for Good Reason (as defined below), then Employer will pay you a severance payment equal to your direct monthly salary multiplied the number of whole calendar months remaining between the date of such termination or resignation and the date eighteen (18) months from Closing, payable in a lump-sum at the time of termination or resignation. All benefits would terminate as of the date of termination of your employment.

You would, of course, be paid your salary through your date of termination and for the value of all unused paid time off or vacation pay, as applicable, earned through that date and such other benefits as are required by law.

       If you were to resign without Good Reason or your employment were to be terminated for Cause, then you would be paid all salary and benefits, as well as for the value of your unused paid time off or vacation, as applicable, through the date of termination of your employment, and such other benefits as are required by law, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (1) gross negligence, gross misconduct, or repeated failure to perform the material duties of your position after receipt of a written warning; (2) conviction of or plea of no contest to a felony or other crime involving moral turpitude; (3) committing an act of fraud against Employer; (4) misappropriation of property belonging to the Employer; or
(4) material breach of any confidentiality or proprietary information agreement between you and Employer; PROVIDED, HOWEVER, that if such "Cause" is reasonably curable, Employer shall not terminate your employment hereunder unless it has first given you written notice of its intention to terminate for "Cause", stating the grounds of such termination, and you have not within fifteen (15) days following the receipt of such notice, cured such "Cause". A termination for any other reason shall be a termination without Cause.

       A resignation for "Good Reason" will occur if you resign your employment within thirty (30) days after the occurrence of any of the following events without your consent: (1) any reduction in your compensation as specified herein, unless made in conjunction with a similar reduction applicable to all similarly situated executives of Employer of up to 10%; (2) a material reduction in the job duties and responsibilities assigned to you after the Closing; or (3) a relocation of your place of employment to a location that is both more than fifty (50) miles from your current place of employment and more than fifteen (15) miles from Puma's current headquarters. A resignation by you in any other circumstances will be considered a resignation without Good Reason."

YOUR POSITION

       Your primary responsibility shall be to _______________________________, and to perform and discharge such other reasonable duties for Employer as may be assigned to you from time to time by the Board of Directors of Employer and/or the President of Employer and, in the absence of such assignment, such services customary to such office as are necessary to the operations of Employer. You shall devote all of your business time, attention and energies to the business of Employer.

NON-COMPETITION

       You understand and agree that this agreement is entered into in connection with the acquisition by Puma of all of the outstanding stock of NetMind. You further understand and agree that you were a substantial shareholder of NetMind, a key and significant member of either the management and/or the technical workforce of NetMind and that Puma paid you substantial consideration in order to purchase your stock in NetMind. In addition, the parties agree that, prior to acquisition by Puma of the stock of NetMind, NetMind was engaged in its business in the Restricted Territory. The term "Restricted Territory" means each county, city, state, territory, jurisdiction, country or analogous entity in which the business of NetMind has been carried on, so long as Puma or any person deriving title to the goodwill or shares of NetMind from Puma, carries on a like business therein.

              You acknowledge that the services that you will provide to Employer under this agreement are unique and that irreparable harm will be suffered by Employer in the event of the loss of such services. You also acknowledge the highly competitive nature of the businesses of NetMind and Puma and, accordingly, you covenant and agree that commencing on the date of the Closing and continuing for eighteen (18) months thereafter:

              1. You shall not, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, stockholder or equity owner of any company or business organization, seek or accept employment (or a consultancy or contractor relationship) with any of the following competitors of NetMind (or their successors): Phone.Com, Avantgo, Inktomi, Akami, Broadview, Vignette, Fusion 1, Spyglass, Extended Systems, and Riverbed. At its option, Employer may substitute on this list one or more names of other competitors every six months hereafter, so long as the number of companies on such list shall not exceed ten.

              2. You shall not, directly or indirectly (other than on behalf of Employer or its subsidiaries or affiliates), solicit, induce, or influence any customer, supplier, lender, lessor or any other person which has a business relationship with Employer or its subsidiaries or affiliates for which you were responsible, or of which you were aware, during your employment with Employer or its subsidiaries or affiliates, to discontinue, modify, or reduce the extent of such relationship with Employer its subsidiaries or affiliates.

              3. You shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any employee, sales agent, or consultant of Employer, or its subsidiaries or affiliates, or any person who served as such at any time during the six months prior thereto, to discontinue such employment, agency, or consultant relationship with Employer or its subsidiaries or affiliates, or employ or seek to employ, or cause or permit any business which competes directly or indirectly with Employer or its subsidiaries or affiliates to employ or seek to any employee, sales agent, or consultant of Employer or its subsidiaries or affiliates.

              Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of "publicly traded securities" of any person or entity which owns a business that is competitive or substantially similar to the business of NetMind. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

              If any restriction set forth in this non-competition section is found by a court to be unenforceable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed enforceable.

              You acknowledge and agree that Employer's remedy at law for a breach or threatened breach of any of the provisions of the paragraphs numbered 1 through 3 above would be inadequate. In recognition of this fact, in the event of a breach by you of any of such provisions, you agree that, in addition to Employer's remedy at law, Employer, without posting any bond, shall be entitled to obtain, and you agree not to oppose Employer's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach. Any claims asserted by you against Employer shall not constitute a defense in any injunction action brought by Employer to obtain specific enforcement of said paragraphs.

MISCELLANEOUS PROVISIONS

       This agreement and the accompanying Employee Confidential Information and Invention Assignment Agreement will be the entire agreement between Employer and you relating to the subject matter provided for herein. You agree that there were no promises or commitments made to you regarding your employment with Employer except as set forth in this letter. This agreement may be amended or altered only in a writing signed by you and Employer. This agreement shall be construed and interpreted in accordance with the laws of the State of California. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

       This Agreement may not be assigned or delegated by you, but may be assigned or delegated by Employer (a) to an affiliate of Employer, (b) in the event that Employer shall be merged with, or consolidated into, any other corporation, to the surviving corporation, or (c) in the event that Employer shall sell and transfer substantially all of its assets to, or shall become a subsidiary of, another entity, to such entity.

       If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return it to me.

                                   Sincerely,
                                   EMPLOYER

                                   _______________________________
                                   [NAME]
                                   [TITLE]


I agree to the terms and conditions in this offer.

Date: _______________________________            _______________________________
                                                 Employee Signature

                                   SCHEDULE 5.13

                             LIST OF PARENT AFFILIATES


Bradley A. Rowe
Stephen A. Nicol
Michael M. Clair
Tyrone F. Pike
M. Bruce Nakao
Kelly J. Hicks

                                   SCHEDULE 5.14

                             LIST OF COMPANY AFFILIATES


Tim Bajarin
John Doggett
Matthew Freivald
Kurt Keilhacker
Mark Richards
Gary Rieschel

Techfarm II, L.P.
TechFund Capital, L.P.
TechFund Capital Management, LLC
BancBoston Ventures Inc.
SoftBank Technology Advisors Fund, L.P.
SoftBank Technology Ventures IV, L.P.

                                      EXHIBITS


Exhibit A     Certain Definitions

Exhibit B     Form of Voting Agreement

Exhibit C     Form of Escrow Agreement

Exhibit D     Form of Tax Representation Letters

Exhibit E-1   Form of Parent Affiliate Pooling Agreement

Exhibit E-2   Form of Company Affiliate Pooling Agreement

Exhibit F     Form of Opinion of Brobeck, Phleger & Harrison LLP (corporate)

Exhibit G     Form of Employment, Non-Competition and Non-Solicitation Agreement
